UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2014

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 E. City Avenue, Suite 809
Bala Cynwyd, Pennsylvania		19004
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Employment Agreement—Stephen F. Fisher

On February 11, 2014, Entercom Communications Corp. (the “Company”) entered into an Amended and Restated Employment Agreement with Stephen F. Fisher (the “Agreement”). Pursuant to the Agreement, Mr. Fisher will continue to serve as the Company’s Chief Financial Officer and Executive Vice President.

The following is a summary description of the material amendments to the Agreement and by its nature is incomplete. For further information regarding the terms and conditions of the Agreement, reference is made to the complete text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2014.

The Agreement has an initial term of approximately two years (through February 29, 2016) with automatic one year extensions following the initial term unless either party provides at least 120 days prior notice of non-renewal. Mr. Fisher’s base salary remained unchanged and remains subject to the three percent annual increases. In addition, the Agreement the continues to provides for an annual cash bonus target amount of up to eighty percent of Mr. Fisher’s then current salary.

The amended agreement provides for the first equity grants to Mr. Fisher since February 2011. Specifically, the Agreement provides for an initial grant of 66,667 restricted stock units (“RSUs”). The Agreement also provides for a future grant of 66,666 RSUs in early 2015 when the Company issues equity grants to senior management. These grants would each vest 50% per year on the first and second anniversaries of the respective grant dates.

In addition, the Agreement provides for a grant of 50,000 RSUs vesting on or after February 10, 2015 if certain performance targets, which are a function of Total Shareholder Return (as defined in the Agreement) are (or have been) met.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

By:	/S/ Andrew P. Sutor, IV
Andrew P. Sutor, IV
Senior Vice President

Dated: February 14, 2014